Exhibit 10.1

SECOND WAIVER AND AMENDMENT TO

SERIES A PREFERRED UNIT PURCHASE AGREEMENT

This Second Waiver and Amendment to Series A Preferred Unit Purchase Agreement (this “Amendment”), is dated effective as of January 1, 2023, is made by and among (i) AEMETIS BIOGAS LLC, a Delaware limited liability company (“ABGL”), PROTAIR-X AMERICAS, INC., a Delaware corporation (the “Purchaser”), and (ii) THIRD EYE CAPITAL CORPORATION, an Ontario corporation, as agent for the Purchaser (“Agent”).

RECITALS

A.    ABGL, the Agent and the Purchaser entered into the Series A Preferred Unit Purchase Agreement and a Security Agreement, each dated as of December 20, 2018 as amended by that Waiver and Amendment dated August 8, 2022 (the “Agreement”). Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

B.    ABGL requires certain consents and waivers pursuant to the Transaction Documents, and has indicated a desire to satisfy and pay all Obligations owing under the Agreement, including the redemption of all of the outstanding Series A Preferred units, pursuant to ongoing negotiations with certain strategic investors in order to conclude an optimal transaction by the dates indicated herein and in advance of the Final Redemption Date, and the parties have agreed to amend the Agreement on the terms and conditions contained herein to contemplate the foregoing.

AGREEMENT

SECTION 1.         Waiver and Amendments. ABGL has advised that it did not comply with Section 6.9(b) to redeem all Series A Preferred Units by December 31, 2022. Subject to the terms of this Amendment, the Agent and Purchaser waive, as of the date hereof, such non-compliance and agree that the following sections of the Agreement shall be and hereby are amended as follows:

(A)         Section 6.9(b) (Full Redemption). Subsection 6.9(b) of the Agreement is deleted in its entirety and replaced with the following:

“Full Redemption. On or before 2:00pm EST on May 31, 2023 (the “Final Redemption Date”), the Company shall redeem all of the outstanding Series A Preferred Units by paying to the Purchaser, in immediately available funds, an aggregate amount equal to $125,000,000 (the “Final Redemption Price”). The payment and receipt of the Final Redemption Price shall be in full and complete satisfaction of the requirement of the Company to pay the Obligations under the Agreement, and upon receipt of such payment, the Purchaser shall deliver to the Company for cancellation, the certificate or certificates representing the then issued and outstanding Series A Preferred Units held by the Purchaser or on its behalf, and the Agreement and other Transaction Documents shall be deemed terminated (except for any provisions thereof that, by their specific terms, survive termination). Notwithstanding the foregoing, the Parties acknowledge that they shall continue negotiations, in good faith, towards ensuring the redemption transaction noted herein on the Final Redemption Date is done on a tax efficient basis.

In the event that the Final Redemption Price is not paid by the date indicated above, such failure shall constitute a Trigger Event, and in addition to the remedies indicated in Section 7.2 of the Agreement, the Company agrees that effective as of June 1, 2023, it will execute and agree to be bound by, and shall irrevocably be deemed to have entered into, a credit agreement with the Agent and the Purchaser in substantially the form attached as Schedule “A” to the Second Amendment (with any revisions required and agreed to by the parties in order to ensure such transaction is done on a tax efficient basis, the “Credit Agreement”) and together with any ancillary agreements, documents, certificates, guarantees or deliverables contemplated by such Credit Agreement (collectively, the “Credit Documents”), and such Credit Agreement shall be a modification and replacement of this Agreement, and the liabilities, obligations, covenants and requirements of this Agreement shall be replaced by the liabilities, obligations, covenants and requirements of the Credit Agreement and all such security, liens and registrations provided pursuant to this Agreement (or ancillary agreements) shall continue and remain in place unaffected. Further, upon execution of the Credit Agreement and all Credit Documents (including without limitation any guarantees which the Credit Agreement contemplates to be signed by affiliates of ABGL, including those signatories to the Second Amendment), the Purchaser shall deliver to the Company for cancellation, the certificate or certificates representing the then issued and outstanding Series A Preferred Units held by the Purchaser or on its behalf, and the Agreement and other Transaction Documents shall be deemed terminated (except for any provisions thereof that, by their nature, survive termination)”.

(B)         Section 1.1 Defined Terms. The following defined term is added into Section 1.1 of the Agreement in its applicable alphabetical order:

“Second Amendment” means that Second Waiver and Amendment to Series A Preferred Unit Purchase Agreement dated as of January 1, 2023 by and between the Company, the Purchaser and the Agent.”

SECTION 2.         Conditions to Effectiveness. This Amendment shall be subject to satisfaction of the following conditions precedent:

(A)          ABGL shall have performed and complied with all of the covenants and conditions required by this Amendment and the Transaction Documents to be performed and complied with upon the effective date of this Amendment.

(B)         Agent shall have received all other approvals, opinions, documents, agreements, instruments, certificates, schedules and materials as the Agent may reasonably request, including tax advice to ensure that the transactions contemplated herein are done on a tax efficient manner.

SECTION 3.         Acknowledgement. ABGL acknowledges and agrees that the failure to perform, or to cause the performance of, the covenants and agreements in this Amendment will constitute a Trigger Event under the Agreement.

SECTION 4.         Agreement in Full Force and Effect as Amended. Except as specifically amended or waived hereby, the Agreement and other Transaction Documents shall remain in full force and effect and are hereby ratified and confirmed as so amended. Except as expressly set forth herein, this Amendment shall not be deemed to be a waiver, amendment or modification of, or consent to or departure from, any provisions of the Agreement or any other Transaction Document or any right, power or remedy of the Agent or Purchaser thereunder, nor constitute a waiver of any provision of the Agreement or any other Transaction Document, or any other document, instrument or agreement executed or delivered in connection therewith or of any Trigger Event under any of the foregoing, in each case whether arising before or after the execution date of this Amendment or as a result of performance hereunder or thereunder. This Amendment shall not preclude the future exercise of any right, remedy, power, or privilege available to the Agent or Purchaser whether under the Agreement, the other Transaction Documents, at law or otherwise. All references to the Agreement shall be deemed to mean the Agreement as modified hereby. This Amendment shall not constitute a novation or satisfaction and accord of the Agreement or any other Transaction Document but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and conditions of the Agreement and Transaction Documents as amended by this Amendment, as though such terms and conditions were set forth herein. Each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Agreement as amended by this Amendment, and each reference herein or in any other Transaction Documents to “the Agreement” shall mean and be a reference to the Agreement as amended and modified by this Amendment.

SECTION 5.         Representations by ABGL. ABGL hereby represents and warrants to the Agent and Purchaser as of the execution date of this Amendment as follows: (a) it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation; (b) the execution, delivery and performance by it of this Amendment are within its powers, have been duly authorized, and do not contravene (i) its articles of incorporation, bylaws or other organizational documents, or (ii) any applicable law; (c) no consent, license, permit, approval or authorization of, or registration, filing or declaration with any Governmental Authority or other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment; (d) this Amendment has been duly executed and delivered by it; (e) this Amendment constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity; (f) it is not in default under the Agreement or any other Transaction Documents and no Trigger Event exists, has occurred and is continuing or would result by the execution, delivery or performance of this Amendment; and (g) the representations and warranties contained in the Agreement and the other Transaction Documents are true and correct in all material respects as of the execution date of this Amendment as if then made, except for such representations and warranties limited by their terms to a specific date.

SECTION 6. Miscellaneous.

(A)         This Amendment may be executed in any number of counterparts (including by facsimile or email), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement. Each party agrees that it will be bound by its own facsimile or scanned signature and that it accepts the facsimile or scanned signature of each other party. The descriptive headings of the various sections of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof or thereof. The use of the word “including” in this Amendment shall be by way of example rather than by limitation. The use of the words “and” or “or” shall not be inclusive or exclusive.

(B)         This Amendment may not be changed, amended, restated, waived, supplemented, discharged, canceled, terminated or otherwise modified without the written consent of the parties hereto. This Amendment shall be considered part of the Agreement and shall be a Transaction Document for all purposes.

(C)         This Amendment, the Agreement and the Transaction Documents constitute the final, entire agreement and understanding between the parties with respect to the subject matter hereof and thereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements between the parties, and shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto and thereto. There are no unwritten oral agreements between the parties with respect to the subject matter hereof and thereof.

(D)         THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE CHOICE OF LAW PROVISIONS SET FORTH IN THE AGREEMENT AND SHALL BE SUBJECT TO THE WAIVER OF JURY TRIAL AND NOTICE PROVISIONS OF THE AGREEMENT.

(E)         ABGL may not assign, delegate or transfer this Amendment or any of its rights or obligations hereunder. No rights are intended to be created under this Amendment for the benefit of any third party donee, creditor or incidental beneficiary. Nothing contained in this Amendment shall be construed as a delegation to Agent or the Purchaser of ABGL’s duty of performance, including any duties under any account or contract in which the Agent or Purchaser have a security interest or lien. This Amendment shall be binding upon the parties hereto and their respective successors and assigns.

(F)         ABGL ACKNOWLEDGES THAT ITS PAYMENT OBLIGATIONS ARE ABSOLUTE AND UNCONDITIONAL WITHOUT ANY RIGHT OF RECISSION, SETOFF, COUNTERCLAIM, DEFENSE, OFFSET, CROSS-COMPLAINT, CLAIM OR DEMAND OF ANY KIND OR NATURE WHATSOEVER THAT CAN BE ASSERTED TO REDUCE OR ELIMINATE ALL OR ANY PART OF ITS LIABILITY TO REPAY THE “OBLIGATIONS” OR TO SEEK AFFIRMATIVE RELIEF OR DAMAGES OF ANY KIND OR NATURE FROM AGENT OR PURCHASER. ABGL HEREBY VOLUNTARILY AND KNOWINGLY RELEASES AND FOREVER DISCHARGES THE AGENT AND PURCHASER AND THEIR RESPECTIVE PREDECESSORS, ADMINISTRATIVE AGENTS, EMPLOYEES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “RELEASED PARTIES”) FROM ALL POSSIBLE CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, EXPENSES, AND LIABILITIES WHATSOEVER, KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, SUSPECTED OR UNSUSPECTED, FIXED, CONTINGENT, OR CONDITIONAL, AT LAW OR IN EQUITY, ORIGINATING IN WHOLE OR IN PART ON OR BEFORE THE DATE THIS AMENDMENT IS EXECUTED, WHICH SUCH PERSON MAY NOW OR HEREAFTER HAVE AGAINST THE RELEASED PARTIES, IF ANY, AND IRRESPECTIVE OF WHETHER ANY SUCH CLAIMS ARISE OUT OF CONTRACT, TORT, VIOLATION OF LAW OR REGULATIONS, OR OTHERWISE, INCLUDING ANY CONTRACTING FOR, CHARGING, TAKING, RESERVING, COLLECTING OR RECEIVING INTEREST IN EXCESS OF THE HIGHEST LAWFUL RATE APPLICABLE, THE EXERCISE OF ANY RIGHTS AND REMEDIES UNDER THE AGREEMENT OR OTHER TRANSACTION DOCUMENTS, AND NEGOTIATION FOR AND EXECUTION OF THIS AMENDMENT.

{Signatures appear on following pages.}

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date first noted above.

AEMETIS BIOGAS, LLC

By: /s/ Eric A. McAfee
Name: Eric A. McAfee
Title: Chief Executive Officer

THIRD EYE CAPITAL CORPORATION

By: /s/ Arif N. Bhalwani
Name: Arif N. Bhalwani
Title: Managing Director

PROTAIR-X AMERICAS, INC.

By: /s/ Dev Bhangui
Name: Dev Bhangui
Title: Chief Executive Officer

Acknowledged and agreed, specifically with respect to the obligation to provide the Guarantees and security agreements, in a form to be agreed to by the parties thereto, to be provided pursuant to the Credit Agreement, if and when required:

AEMETIS, INC.

GOODLAND ADVANCED FUELS, INC.

AEMETIS CARBON CAPTURE, INC.

AEMETIS ADVANCED PRODUCTS KEYES, INC.,

AEMETIS ADVANCED FUELS KEYES, INC.,

AEMETIS PROPERTY KEYES, INC.,

AEMETIS RIVERBANK, INC.,

AEMETIS PROPERTIES RIVERBANK, INC.,

AEMETIS ADVANCED PRODUCTS RIVERBANK, INC.,

AEMETIS HEALTH PRODUCTS, INC.,

AEMETIS INTERNATIONAL, INC.,

AEMETIS TECHNOLOGIES, INC.,

AE ADVANCED FUELS, INC.,

AEMETIS BIOFUELS, INC.,

AEMETIS AMERICAS, INC.,

AEMETIS ADVANCED FUELS, INC.,

AEMETIS FACILITY KEYES, INC.,

ENERGY ENZYMES, INC.,

AE BIOFUELS, INC.,

AEMETIS ADVANCED BIOREFINERY KEYES, INC.

By: /s/ Eric A. McAfee
Name: Eric A. McAfee
Title: Chief Executive Officer

Schedule A

CREDIT AGREEMENT

June 1, 2023

FOR VALUE RECEIVED, the undersigned AEMETIS BIOGAS LLC, a Delaware limited liability company (the “Borrower”), promises to pay to the order of THIRD EYE CAPITAL CORPORATION, an Ontario Corporation, as administrative agent and collateral agent (together with its successors and assigns, the “Agent”) for and on behalf of PROTAIR-X AMERICAS, INC. (including its successors and assigns, the “Lender”), at its offices or such other place as the Agent may designate in writing the amounts that may be outstanding from time to time hereunder pursuant to the term loan facility (the “Facility”), as indicated pursuant to the records of the Agent with respect to such amounts, together with interest on the amount remaining unpaid from time to time from the date of this credit agreement (“Credit Agreement”) until due and payable, at the Interest Rate (defined below), as more particularly set out in Section 3 hereto. The Lender’s obligation hereunder shall be limited to the maximum commitment equal to $125,000,000, to be drawn in a single advance on the date hereof. All references to “$” or “dollars” is to the lawful currency of the United States and all capitalized terms shall have the definitions indicated herein or in Section 19(h) below.

1.

Use of Proceeds. The Borrower shall use the proceeds of the advance made under the Facility on the date hereof to repurchase for cancellation 100% of those Series A Preferred Shares issued by the Borrower pursuant to that Series A Preferred Unit Purchase Agreement dated December 20, 2018 between the Borrower, the Lender and Third Eye Capital Corporation, as agent thereunder (as may be amended from time to time, the “PUPA”).

2.

Repayments. The full outstanding principal balance of the indebtedness evidenced hereby under the Facility, together with all accrued but then unpaid and compounded interest thereon and any other sums due hereunder, shall be due and payable in full at the earlier to occur of: (i) May 31, 2024 (the “Maturity Date”), and (ii) the occurrence of an Event of Default.

3.	Interest.

(a)	The outstanding principal under the Facility shall bear interest at a per annum rate equal to twenty four percent (24%), compounded daily in arrears (the “Interest Rate”).

(b)

If an Event of Default shall have occurred, all outstanding principal of and, to the fullest extent permitted by law, all past due interest and any other past due amounts owing under the Facility shall bear interest at a rate per annum equal to the Interest Rate plus ten percent (10%) per annum (the “Default Rate”). Interest payable at the Default Rate shall be payable from time to time on demand.

(c)

Interest shall be payable on the outstanding obligations in arrears for the preceding calendar month on the first Business Day of each calendar month, commencing on July 1, 2023. For greater certainty, interest on the unpaid principal balance shall accrue from the date hereof.

(d)

So long as no Event of Default has occurred and is continuing, on each applicable monthly interest payment date, subject to Section 4 hereto, up to 100% of the amount of interest then owing on the Facility may be capitalized to the principal amount outstanding, at the Borrower’s option.

4.

Mandatory Repayments. Within 5 days of the last day of March, June, September and December of each calendar year, the Borrower shall repay to the Facility all of that amount (if positive) which is equal to one hundred percent (100%) of Free Cash Flow (as defined below) which it or any of its subsidiaries receives during the applicable preceding calendar quarter. Mandatory repayments pursuant to this Section 4 shall be made in immediately available funds.

5.

Prepayments. The Borrower may, at any time and from time to time, prepay the indebtedness in whole under the Facility without premium or penalty, but with accrued and compounded interest to the date of such prepayment on the amount prepaid. Any notice of optional prepayment is irrevocable and shall be effective only if received by the Agent by 2:00 p.m. (Toronto, Ontario time) on the date that is five (5) Business Days prior to the proposed prepayment. Any notice of optional prepayment shall specify the amount to be prepaid and the date of prepayment.

6.

Record Keeping. All borrowings and all payments made on account of the principal hereof shall be endorsed by the Agent in its internal records and shall be made a part hereof, provided however that any failure to endorse such information shall not in any manner affect the obligation of the Borrower to make payments of principal and interest in accordance with the terms hereof. All notations on such Agent’s internal records as to borrowings and repayments made shall constitute conclusive evidence of such borrowings or repayments.

7.

Increased Costs. If, due to either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements but excluding the imposition of, or any change in the rate of, any income tax payable by the Agent or any Lender) in or in the interpretation of any law or regulation or (ii) the compliance by the Agent or any Lender with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to the Agent of funding or maintaining the loans or obligations under this Credit Agreement, then the Borrower shall from time to time, upon demand by the Agent, pay to the Agent and/or the Lenders additional amounts sufficient to indemnify the Agent and the Lenders against such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by the Agent, shall be conclusive and binding for all purposes, absent manifest error.

8.

Illegality. Notwithstanding any other provision hereof, if, in the reasonable opinion of the Agent, it becomes unlawful for a Lender to make or maintain its loan hereunder, then such Lender will promptly so notify the Borrower and the other Lenders and the Borrower will promptly prepay the balance in full together with accrued interest thereon and all other amounts then due and Lenders will have no further obligation to make or maintain the loan hereunder.

9.	Payments and Computations.

(a)

The Borrower shall make each payment hereunder not later than 2:00 p.m. (Toronto, Ontario time) on the day when due to the Agent at its address referred to in Section 19(g) or at such other location as may be specified by the Agent to the Borrower, in immediately available funds without setoff, compensation, counterclaim, recoupment or other defense. Any payments received after 2:00 p.m. (Toronto time) will be considered for all purposes as having been made on the next following Business Day.

(b)

Agent and Lenders will maintain in accordance with their usual practice one or more accounts evidencing the indebtedness of the Borrower to the Agent hereunder. Such account(s) will be prima facie evidence of the obligations recorded therein, provided that any failure by Agent to maintain any account or any error therein shall not affect the obligation of the Borrower to repay its indebtedness to the Agent in accordance with this Credit Agreement.

(c)

Each determination of a rate of interest or fee by Agent will be conclusive evidence of such rate or fee in the absence of manifest error. Interest and fees will be calculated on the basis of a year of 365 days for the actual number of days (including the first day but excluding the last day) elapsed in the period for which such interest or fees are payable. For the purposes of disclosure pursuant to the Interest Act (Canada) and not for any other purpose, where in this Credit Agreement a rate is to be calculated on the basis of a year of 365 days, the yearly rate to which the 365-day rate is equivalent is such rate multiplied by the number of days in the year for which such calculation is made and divided by 365.

(d)

Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

10.

Taxes. The Borrower agrees that all payments to be made by it hereunder and the other Loan Documents shall be made without setoff, compensation or counterclaim and free and clear of, and without deduction for, any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or restrictions or conditions of any nature whatsoever now or hereafter imposed, levied, collected, withheld or assessed by any country or by any political subdivision or taxing authority thereof or therein (“Taxes”). If any Taxes are required to be withheld from any amounts payable to the Agent hereunder, the amounts so payable to the Agent shall be increased to the extent necessary to yield to the Agent (after payment of all Taxes) the amounts payable hereunder in the full amounts so to be paid. Whenever any Tax is paid by the Borrower, as promptly as possible thereafter, the Borrower shall send the Agent an official receipt showing payment thereof, together with such additional documentary evidence as may be required from time to time by the Agent.

11.

Maximum Interest Rate. Notwithstanding any other provisions hereof or any other Loan Document: (i) in no event shall the aggregate “interest” payable to Agent and Lenders hereunder or the other Loan Documents exceed the effective annual rate of interest legally permitted under any Law in any relevant jurisdiction; and (ii) if any provision of this Credit Agreement or any other Loan Document would obligate the Borrower to make any payment of interest or other amount payable to Agent and Lenders in an amount or calculated at a rate which would be prohibited by Law or would result in a receipt by Agent or any Lender of interest at a criminal rate, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Law or so result in a receipt by Agent or any Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (A) first, by reducing on a pro rata basis the amount or rates of interest required to be paid under Section 3 hereof, and (B) thereafter, by reducing any fees, commissions, premiums and other amounts which would constitute interest for purposes of any Law.

12.

Application of Payments. Prior to the occurrence of an Event of Default, all amounts received by the Agent or the Lenders from the Borrower in respect hereof shall be applied pro tanto to the obligations hereunder as follows: first, to pay any fees, indemnities or expense reimbursements then due to the Agent and the Lenders under the Loan Documents, until paid in full, second, to pay interest due, and third, to pay or prepay the principal amount and all outstanding obligations hereunder until paid in full. Upon the occurrence and during the continuance of an Event of Default, all amounts received by the Agent from the Borrower or any other Person shall be applied pro tanto to the obligations hereunder in such manner as the Agent shall determine in its sole discretion.

13.	Representations and Warranties. The Borrower represents and warrants to the Agent as follows:

(a)

It (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the power and authority, and the legal right, to own and operate its property and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (iv) is in compliance with all requirements of Law in all material respects.

(b)

It has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party, to consummate the transactions contemplated thereby and, as the case may be, to obtain extensions of credit hereunder. It has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extension of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents. Each Loan Document to which it is a party has been duly executed and delivered on behalf of it. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of it, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(c)

The execution, delivery, and performance by it of this Agreement and the other Loan Documents to which it is a party and compliance with the terms and provisions hereof and thereof will not (i) violate or conflict with, or result in a breach of, or require any consent under (A) its constating documents, (B) any Law, or (C) any material agreement or instrument to which it is a party or by which it or any of its properties is bound or subject, or (ii) result in the creation or imposition of any lien upon any of its revenues or assets other than the liens arising under the Loan Documents.

(d)

It is in compliance in all material respects with the Foreign Corrupt Practices Act, as amended, and rules and regulations thereunder ("FCPA"). No part of the proceeds of any advance will be used directly or indirectly for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

(e)

There are no actions, suits, litigation or proceedings, at law or in equity, pending by or against it before any court, administrative agency, or arbitrator in which a likely adverse decision could reasonably be expected to have a material adverse effect.

(f)

It has filed all federal and other material tax returns required to be filed, including all income, franchise, employment, property, and sales tax returns, and has paid all of their respective federal and other material taxes, assessments, governmental charges, and other levies that are due and payable, except to the extent such taxes are contested in good faith by proper proceedings which stay the imposition of any penalty, fine or lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof. It has no knowledge of any pending investigation by any taxing authority or of any pending unassessed tax liability (other than taxes which are not yet due and payable).

14.	Conditions to Closing. The Lender’s obligation to provide the Facility is subject to the following conditions being satisfied to the satisfaction of the Agent:

(a)	the Agent shall be satisfied with its tax structuring and planning with respect to the Facility and the repayment and satisfaction of the PUPA;
(b)	delivery of original Loan Documents, each duly executed by the applicable guarantors and affiliates of the Borrower, and applicable financing statements and registrations;
(c)

a copy of the annual budget for the remainder of fiscal year 2023 and first 6 months of 2024 and a copy of the annual monthly cash flow budget for each month prior to the Maturity Date (“Project Budget”);

(d)	no Event of Default shall have occurred and be continuing or result from the execution of this Agreement and the other Loan Documents or the advance of funds hereunder; and
(e)	the Agent and the Lender shall have received such other documents, instruments and information as reasonably requested.

15.	Covenants.

(1)

So long as any of the indebtedness or obligations hereunder shall remain unpaid, the Borrower will not, directly or indirectly, without the prior written consent of the Agent, in its sole and absolute discretion:

(a)	Liens. Create, incur, assume or suffer to exist any Lien upon any of its property (whether real, personal, tangible or intangible, whether now owned or hereafter acquired.
(b)

Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except Permitted Indebtedness. Without the consent of the Agent, amend, modify or change any term or condition of any documentation entered into in connection with any Indebtedness (i) in any manner (i) if the effect of such amendment, modification or change is to restrict in any manner the ability of any Agent or the Lenders to exchange, extend, renew, replace or refinance, in whole or part, any indebtedness under this Agreement or any other Loan Document, or (ii) in any other manner that could be adverse to the interests, rights or remedies of the Agent or any Lender under the Loan Documents.

(c)

Capital Stock, Dividends, Etc.  (i) Declare or make any distribution or other dividend payment or distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class, (ii) issue, purchase, redeem or otherwise acquire for value any shares of any class or any warrants, rights or options to acquire any such shares, now or hereafter outstanding or (iii) make any distributions, remuneration or payment in violation of the terms of any applicable subordination terms applicable to any Permitted Indebtedness. Notwithstanding any other term of this Agreement, Borrower and its Subsidiaries shall not, without the prior written consent of the Agent, make any transfer of funds, transfer of Property, or any distributions, remuneration or payment (including any distributions) to any Person, other than payments on account of the indebtedness in accordance with the terms hereof.

(d)	Investments. Make any Investment except Permitted Investments.
(e)

Business, Management, Mergers, etc.  (i) make any change in (A) its board of directors or managers, or (B) its capital structure, (ii) make any material change in the nature of the business presently conducted by it; (iii) make any payments on account of new retainers greater than $50,000 or establish or create any trust accounts, (iv) change its name; (v) change its jurisdiction of incorporation or its type of organization (that is, from a corporation) or otherwise amend, modify or change any of its constating documents, as in effect on the date hereof, except any such amendments, modifications or changes that either individually or in the aggregate could not reasonably be expected to have a material adverse effect; (vi) merge, amalgamate or consolidate with or into, or convey, transfer, lease or otherwise dispose of or alienate (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, or dissolve or liquidate or terminate its legal existence, or (vii) make any change in its accounting policies or reporting practices, except as required or permitted by GAAP, or its fiscal year.

(f)

Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any subsidiary to (a) make dividends or distributions in respect of such subsidiaries Free Cash Flow or capital stock or equity held by, or pay any indebtedness owed to, the Borrower, (b) make loans or advances to, or other investments in the Borrower, or (c) transfer any of its assets to the Borrower, except for such encumbrances or restrictions existing under or by reason of any restrictions existing under the Loan Documents.

(g)	Change of Control. Cause, permit or suffer, directly or indirectly, any Change of Control to occur, or incorporate or create any new subsidiaries.
(h)

Disposition of Property. Dispose or alienate of any of its property or equity interests in its subsidiaries, whether now owned or hereafter acquired, except dispositions of inventory made in the ordinary course of its business.

(i)

Affiliate Transactions and Intercompany Loans. Enter into any transaction with any affiliate or subsidiary or any of its directors or senior or executive officers or senior management, or enter into or assume any employment, consulting or analogous agreement or arrangement with any of its directors or senior or executive officers or senior management or make any payment to any of its directors or senior or executive officers or senior management, except in the ordinary course.

(j)	Bank Accounts. Open any new bank account.
(k)

Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits its ability to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than this Agreement and the other Loan Documents.

(l)	Place of Business. Change the location of its respective chief executive office, principal place of business and registered office.

(2)

So long as any of the indebtedness or obligations hereunder shall remain unpaid, the Borrower will provide, as soon as available, and in any event within ten (10) days after the end of each calendar month, a monthly report prepared by it and reviewed by the Third Party Consultant on the progress of development of the Project and achievement of Milestones in substantially the form of Exhibit E to the PUPA and in detail reasonably satisfactory to the Agent, including: (i) Milestone schedules, Milestones met and not met and, in the case of Milestones not met, the reasons why such Milestones were not met, targeted Milestones for the next month, and targeted Milestones for the next ninety (90) days, (ii) a report as to the progress of the Project, (iii) in the event of any material deviation or variance from the Project Budget, the reason for such material deviation and such other information reasonably requested by the Agent in connection therewith; (iv) any factors or events which have had, are having or could reasonably be expected to have a material adverse effect; (v) the status of all permits, licenses, franchises, approvals, authorizations, registrations, certificates, licenses, variances and similar rights obtained, or required to be obtained for the development of the Project, including with respect to those which have not been obtained, the dates of applications submitted or to be submitted and the anticipated dates of actions by applicable Governmental Authorities with respect thereto; (vi) a reporting on the number of WCE for each of the dairies, manure collection methods and quantum of supply to each dairy covered lagoon digester, and (vii) the status of all grants (including DDRDP grants) by Governmental Authorities for the Project, including with respect to grants that have not been obtained, the dates of applications submitted or to be submitted and the anticipated dates of action by applicable Governmental Authorities with respect to such grants.

16.	Events of Default. Each of the following events (each an “Event of Default”) shall constitute an Event of Default:

(a)	the Borrower fails to make any payment when due hereunder, whether upon demand by the Agent or Lenders, or otherwise;
(b)

the Borrower fails to comply with, to perform, or to cause to perform, any other term, obligation, covenant or condition contained herein, any Loan Document or any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Agent and/or Lender and the Borrower;

(c)

any warranty, representation or statement made or furnished to Agent and/or Lender by Borrower or on Borrower’s behalf hereunder or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter;

(d)

the Borrower or any of its affiliates or subsidiaries defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favour of any other creditor or person that may materially affect any of Borrower’s property or the Borrower’s ability to repay this Credit Agreement or perform Borrower’s obligations hereunder or any of the related documents;

(e)

the Borrower (i) becomes insolvent or generally not able to pay its debts as they become due, (ii) admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors, (iii) institutes or has instituted against it any proceeding seeking (x) to adjudicate it a bankrupt or insolvent, (y) liquidation, winding up, administration, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any applicable law relating to bankruptcy, insolvency, reorganization or relief of debtors including any proceeding under applicable corporate law seeking a compromise or arrangement of, or stay of proceedings to enforce, some or all of the debts of such person, or (z) the entry of an order for relief or the appointment of a receiver, receiver-manager, administrator, custodian, monitor, trustee or other similar official for it or for any substantial part of its assets, and in the case of any such proceeding instituted against it (but not instituted by it), either the proceeding remains undismissed or unstayed for a period of 30 days, such person fails to diligently and actively oppose such proceeding, or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, receiver-manager, administrator, custodian, monitor, trustee or other similar official for it or for any substantial part of its properties and assets) occurs, or (iv) takes any corporate action to authorize any of the above actions; or

(f)	a material adverse change occurs in Borrower’s financial condition, or Agent and/or Lender believes the prospect of payment or performance of the obligations under this Credit Agreement is impaired.

17.

Remedies. If any Event of Default shall have occurred and be continuing, then, and in any such event, the Agent may, without notice to the Borrower, declare all outstanding principal (and all accrued and unpaid interest thereon) and all other amounts owing hereunder and under the other Loan Documents to be forthwith due and payable, whereupon all outstanding principal hereof, all such accrued and unpaid interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest, notice of acceleration, notice of intent to accelerate, or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the case of any event described in Section 16(e), all outstanding principal hereof, all accrued and unpaid interest thereon and all other amounts owing hereunder and the other Loan Documents shall automatically become and be due and payable, without presentment, demand, protest, notice of acceleration, notice of intent to accelerate, or any notice of any kind, all of which are hereby expressly waived by the Borrower.

18.

Costs and Expenses. The Borrower agrees to pay the Agent all normal and customary fees, charges and expenses relating to the establishment and operation of this Credit Agreement and the Loan Documents and for services that may be provided to the Borrower by the Agent or Lender, including, but not limited to, debit fees, over-advance fees and wire transfer fees. The Borrower also agrees to reimburse the Agent, prior to and during the term hereof, for all reasonable out-of-pocket expenses incurred by the Agent or Lender in connection with the Loan Documents, including, but not limited to, filing fees, lien and judgment search fees, due diligence and collateral exam and inspection expenses, travel expenses, fees of outside auditors, bank fees, outside attorneys’ fees, fees of appraisers and any other reasonable fees or expenses. The Borrower hereby agrees to indemnify the Agent and Lender forthwith upon demand therefor in respect of all such costs and expenses.

19.

Security. The Borrower and any other obligor under any Loan Document have granted or agreed to grant to the Agent (including, as may be applicable, for itself and/or in its capacity as administrative agent, collateral agent and representative for itself and other creditors), security interests, assignments or other interests as collateral security for the indebtedness hereunder, all of which secure the obligations owing hereunder. Each Lender irrevocably appoints the Agent to act on its behalf as administrative agent and collateral agent and, to the extent necessary, ratifies such appointment, and designates and authorizes the Agent as its attorney to take such actions on its behalf under the provisions of the Loan Documents and any ancillary document or security therefore and to exercise such powers and perform such duties as have been or may be delegated to the Agent.

20.	Miscellaneous.

(a)

Waiver of Notice. The Borrower waives presentment, protest, notice of dishonour, days of grace and the right of set-off. The failure of the Agent to exercise any rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

(b)	Waiver and Amendment. Any provision of this Credit Agreement may be waived, amended or modified only upon the written consent of both the Borrower and Agent.

(c)

Restriction on Transfer. This Credit Agreement may only be transferred in compliance with applicable provincial and federal laws. All rights and obligations of the Borrower and Agent shall be binding upon and benefit the successors, assigns, heirs, and administrators of the parties.

(d)

No Assignment. This Credit Agreement or the rights or obligations hereunder may be transferred or assigned by the Agent or any Lender, provided that, unless a Default has occurred and is continuing, the Agent or applicable Lender shall be obliged to give the Borrower written notice of such transfer. The Borrower may not transfer or assign all or any part of its obligations hereunder without the prior written consent of Agent.

(e)

Governing Law and Attornment. This Credit Agreement shall be governed by and interpreted in accordance with the laws of the State of New York (without regard to the conflict of laws principles thereof). Without prejudice to the ability of the Agent to enforce this Credit Agreement in any other proper jurisdiction, the Borrower hereby irrevocably submits and attorns to the non-exclusive jurisdiction of the courts of the State of New York in connection herewith.

(f)

Severability. If any of the provisions of this Credit Agreement is held invalid, such invalidity shall not affect the other provisions hereof that can be given effect without the invalid provision, and to this end the provisions hereof are intended to be and shall be deemed severable.

(g)

Notices. All notices and other communications given to or made upon any party hereto shall, except as otherwise expressly herein provided, be in writing and mailed via certified mail, faxed or delivered to the respective parties in accordance with any subsequent written direction from the recipient party to the sending party delivered in accordance with this Section, or at such parties last known address or email or fax number. All such notices and other communications shall, except as otherwise expressly herein provided, be effective upon (i) delivery if delivered by hand; (ii) the third (3rd) Business Day after the date sent, in the case of certified mail; (iii) receipt, in the case of a fax or email.

(h)	Definitions. The following terms shall have the meanings set forth below.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in Toronto, Ontario are closed.

“Change of Control” means any situation or event by which Aemetis, Inc. (or its affiliate) is not the legal and beneficial holder, directly or indirectly, of 100% of the capital stock and equity interests (inc. warrants or options or convertible instruments) of the Borrower.

“Free Cash Flow” means, for any period, for the Borrower and each subsidiary, the sum of Operating Cash Flow plus (i) California Department of Food and Agriculture Dairy Digester Research and Development Program, California Department of Food and Agriculture, or any such alternative government grants; plus (ii) proceeds from any debt or equity financing; less (iii) interest or mandatory payments under Permitted Indebtedness (including hereunder which the Borrower pays in cash), less (iv) a working capital reserve of $1,000,000, in each case calculated for such period in accordance with GAAP.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any nation or government, any state, province, territory or other political subdivision thereof (whether federal, state, local or otherwise), any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies), any securities exchange and any self-regulatory organization.

“Indebtedness” means all obligations for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreement or other similar instruments, letters of credit, bankers’ acceptances, guaranties, sureties and similar instruments, deferred purchase price arrangements (other than trade accounts in the ordinary course), capitalized amounts under capital leases, obligations under conditional sales agreements or other title retention agreements.

“Investment” means any beneficial ownership interest in any Person (including stock, partnership interest or other securities or other equity interests), and any loan, advance or capital contribution to any Person, or the acquisition of all or substantially all of the assets or properties of another Person.

“Law” any law, treaty, rule or regulation or determination of an arbitrator or a court of competent jurisdiction or Governmental Authority, in each case applicable to the applicable Person.

“Lien” means: (a) any mortgage, deed to secure debt, deed of trust, lien, hypothec, pledge, charge, lease constituting a capital lease obligation, conditional sale or other title retention agreement (or other lease having a substantially similar economic effect), or other security interest, hypothec, privilege, priority, security title, deposit arrangement or encumbrance of any kind in respect of any property of such Person, or upon the income or profits therefrom, (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person, (c) the filing of, or any agreement to give, any financing statement, publication or registration (or any of its equivalent in any jurisdiction) in respect of any of the foregoing (including any such precautionary filings), and (d) any other lien, charge, privilege, secured claim, title retention, garnishment right, deemed trust, encumbrance, hypothec, servitude, right-of-way, easement, privilege, priority or other right affecting Property, choate or inchoate, arising by any statute, act of law of any jurisdiction at common law or in equity or by agreement.

“Loan Document” means this Credit Agreement all other documents, instruments and agreements executed and delivered pursuant to or in connection with this Credit Agreement, (including without limitation certificates, guarantees, mortgages, security or collateral agreements) together with any and all extensions, renewals, amendments and modifications of any of the foregoing.

“Milestones” means the activities to be performed by the Borrower and its subsidiaries in relation to the Project, including the delivery of equipment, construction of the Project, entering into contracts with dairy farms for manure supply, biogas collection and discharge of effluents, obtaining pipeline rights of way, application and receipt of government grants from the State of California, the application for and receipt of permits, and budgets and time frames for all such activities.

“Operating Cash Flow” means for any period the sum of (i) all revenues of the Borrower and its subsidiaries, including revenues from the sale of natural gas production, sales of Low Carbon Fuel Standard (LCFS) credits, and sales of Renewable Identification Number (RIN) credits; less (ii) all operating costs, operating and maintenance fees, insurance costs, engineering and construction bonuses, taxes, in each case of the Borrower and its subsidiaries, and calculated for such period in accordance with GAAP.

“Permitted Indebtedness” means: (a) Borrower’s Indebtedness under this Agreement and the other Loan Documents; (b) Indebtedness existing on the date hereof owing to Greater Commercial Lending; (c) unsecured Indebtedness to trade creditors incurred in the ordinary course of business, except for trade payables overdue by more than 120 days; (d) Indebtedness by a subsidiary of the Borrower to the Borrower; (e) Indebtedness incurred in the ordinary course of business under performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations or in respect of worker’s compensation claims, and reimbursement obligations in respect of any of the foregoing;.

“Permitted Investments” means: (a) Investments consisting of deposit accounts in which the Agent has a perfected security interest; (b) Investments by Borrower in Subsidiaries not to exceed $250,000 in the aggregate in any fiscal year Borrower; (c) Investments, in an aggregate amount not to exceed $250,000 in any fiscal year, consisting of travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business; (d) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; (e) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not affiliates, in the ordinary course of business, (f) Investments consisting of amounts receivable and credit extensions by a Borrower to a subsidiary, (g) Investments consisting of the endorsement of negotiable instruments for deposit or collection in the ordinary course of business, and (h) so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $500,000 in the aggregate in any fiscal year.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Project” means the development, construction, completion and operation by the Borrower and its subsidiaries of a cluster of dairy covered lagoon digesters, H2S conditioning skids and related biogas pipelines, centralized HUB gas-cleanup and compression to RNG, any temporary boiler equipment, utility pipeline injection units, electricity conversion systems and RNG dispensing facilities to collect biogas from manure ponds located in California, which will be purified and compressed into utility-grade renewable natural gas and/or converted into other products for use Aemetis Inc.’s ethanol facility located in Keyes, California and for sale to transport fleets and utilities.

“property” means any interest in any kind of property or asset, whether real, personal or mixed, movable or immovable, tangible or intangible, including cash, securities, accounts and contract rights.

“Third Party Consultant” means Biogas Engineering Inc. or an equivalent partner providing similar guidance with respect to the Project.

“WCE” means a lactating dairy cow excreting Volatile Solids (VS) of 7.76kgs/day, with dry cows and heifers each considered approximately 0.5 times WCE.

(i)

Further Assurances. The Borrower shall, as reasonably requested by the Agent, from time to time promptly execute and deliver further documents and take further action reasonably necessary or appropriate to give effect to the provisions and intent of this Credit Agreement.

[Signature Pages follows]

IN WITNESS WHEREOF, the Borrower has duly executed this Credit Agreement.

AEMETIS BIOGAS LLC,

as Borrower

                                                                                                    By:

Name: Eric McAfee

Title: President

(Agent and Lender Signature Pages follow)

ACKNOWLEDGED AND AGREED:

THIRD EYE CAPITAL CORPORATION

as Agent

Per: ___________

Name: Arif N. Bhalwani

Title:         Managing Director

PROTAIR-X AMERICAS, INC., as Lender

Per:________________

Name: Dev Bhangui

Title: President